Exhibit 99.1

MARATHON OIL CORPORATION REPORTS THIRD QUARTER

2007 RESULTS

HOUSTON, Nov. 1, 2007 – Marathon Oil Corporation (NYSE: MRO) today reported third quarter 2007 net income of $1.021 billion or $1.49 per diluted share. Net income in the third quarter of 2006 was $1.623 billion, or $2.26 per diluted share. For the third quarter of 2007, net income adjusted for special items was $1.016 billion, or $1.48 per diluted share. For the third quarter of 2006, net income adjusted for special items was $1.544 billion, or $2.15 per diluted share.

Earnings Highlights

	3rd Quarter Ended September 30
(In millions, except per diluted share data)	2007	2006**

Net income adjusted for special items*	$1,016	$1,544
Adjustments for special items* (net of taxes):
Gain (loss) on long-term U.K. natural gas contracts	(62)	58
Gain on foreign currency derivative instruments	74	—
Loss on early extinguishment of debt	(7)	—
U.K. tax legislation	—	21
Net income	$1,021	$1,623
Net income adjusted for special items* – per diluted share	$1.48	$2.15
Net income – per diluted share	$1.49	$2.26
Revenues and other income	$16,954	$16,634
Weighted average shares – diluted	685	719

*See page 6 for a discussion of net income adjusted for special items.

**Restated for two-for-one stock split on June 18, 2007. See Note 2 on page 10.

“While our upstream business benefited from the increase in crude oil prices, it was a challenging third quarter for the downstream segment as the significant increase in crude costs compressed margins. Despite near-term volatility, Marathon continues to invest in profitable, long-term growth opportunities. Our activity in the Gulf of Mexico lease sale provides us with additional high quality exploration prospects, while our recently completed acquisition of Western Oil Sands and our Board’s approval of the heavy oil upgrade project at our Detroit refinery are key examples of how Marathon is creating long-term value through fully integrated energy solutions,” said Clarence P. Cazalot, Jr., president and CEO of Marathon.

Segment Results

Total segment income was $1.013 billion in the third quarter of 2007, compared with $1.596 billion in the third quarter of 2006.

	3rd Quarter Ended September 30
(In millions)	2007	2006
Segment Income
Exploration & Production (E&P)
United States	$147	$218
International	332	354
Total E&P	479	572
Refining, Marketing & Transportation	482	1,026
Integrated Gas	52	(2)
Segment Income ***	$1,013	$1,596

*** See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $479 million in the third quarter of 2007, compared to $572 million in the third quarter of 2006. Sales volumes during the quarter averaged 371,000 barrels of oil equivalent per day (boepd) and production available for sale averaged 373,000 boepd.

United States upstream income was $147 million in the third quarter of 2007, compared to $218 million in the third quarter of 2006. The decrease was primarily a result of lower liquid hydrocarbon and natural gas sales volumes, the majority of which were associated with expected production declines for Gulf of Mexico and Permian Basin properties. The impact of higher realized liquid hydrocarbon prices was nearly offset by lower realized natural gas prices.

International upstream income was $332 million in the third quarter of 2007 compared to $354 million in the third quarter of 2006. The decrease was primarily a result of lower liquid hydrocarbon sales volumes, significantly offset by higher realized liquid hydrocarbon prices and lower exploration expenses. The lower liquid hydrocarbon sales volumes were primarily due to 30,000 barrels of oil per day (bpd) that were produced and sold in the third quarter of 2006 that were owed to Marathon’s account upon resumption of operations in Libya. The increase in Equatorial Guinea natural gas sales volumes due to the start-up of the liquefied natural gas (LNG) Train 1 production facility in the second quarter of 2007 contributed to the decline in the average realized natural gas price in the third quarter of 2007.

	3rd Quarter Ended September 30
	2007	2006
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	63	72
United States – Gas (mmcfpd)	464	522
International – Liquids (mbpd)	136	170
International – Gas (mmcfpd)	567	197
Total Net Sales (mboepd)	371	362

Marathon was the high bidder on 27 blocks offered in the federal Outer Continental Shelf Lease Sale No. 205 conducted by the Minerals Management Service (MMS). Representing a total investment of $222 million net to the Company, 13 blocks are 100 percent Marathon and the remaining 14 blocks were bid in conjunction with partners. The MMS is scheduled to rule on the award of these leases by early 2008. Plans call for initial drilling on some of these leases in the 2009-2010 timeframe, when a new build rig, the Noble Jim Day, is scheduled for delivery. The contract for this rig is for two years with an option to extend the lease for an additional two years.

Marathon continued its exploration success in deepwater Angola, having announced the Colorau discovery on Block 32 during the third quarter of 2007. To date, Marathon has announced 25 discoveries and two appraisal wells on Blocks 31 and 32. Marathon has also participated in two additional wells that have reached total depth in deepwater Angola and results will be announced upon government and partner approvals. Marathon has a 10 percent interest in Block 31 and a 30 percent interest in Block 32.

Marathon continued to progress major projects during the third quarter. First production from the Neptune development in the Gulf of Mexico remains on schedule for early 2008.

Commissioning of the Alvheim floating production, storage and offloading (FPSO) vessel continues. All subsea infrastructure is in place, three production wells are ready for production and electrical testing is under way. The FPSO is expected to sail from the shipyard in Haugesund, Norway in December with first production, dependent on weather, now anticipated in the first quarter of 2008.

Marathon anticipates that its production available for sale for 2007, excluding any contribution from Canadian oil sands which will be reported as a separate segment as described in the Corporate section of this release, will be approximately 350,000 boepd, in line with the lower end of its previous guidance. This is largely due to operational interruptions at the EG LNG Train 1 production facility, as further discussed in the Integrated Gas segment, as well as the previously discussed delays in first production at Alvheim.

Refining, Marketing and Transportation

Downstream segment income was $482 million in the third quarter of 2007, compared to $1.026 billion in the third quarter of 2006. The decrease was primarily a result of a decline in the refining and wholesale marketing gross margin from 32.71 cents per gallon in the third quarter of 2006 to 17.17 cents per gallon in the third quarter of 2007. This margin decline was primarily attributable to the fact that crude oil prices rose significantly during the third quarter of 2007, compared to the third quarter of 2006 when crude oil prices fell substantially. For example, Light Louisiana Sweet (LLS) prices increased over $6 per barrel in the third quarter of 2007, compared to a decline of $12 per barrel in the same quarter last year.

The Company’s cost of crude oil and other feedstocks was relatively higher than what the quarter-to-quarter change in average LLS prices would indicate due to the increase in crude oil prices during the quarter, a narrowing of the average sweet/sour differential and the effects of running a sweeter crude slate in the third quarter of 2007, as compared to the third quarter of 2006. In addition, the increase in Marathon’s wholesale price realizations in the third quarter of 2007, over the comparable prior year period was less than the increase in the average spot market price for refined products used in the LLS-based market indicators over the same periods.

Marathon’s refining and wholesale marketing gross margin included derivative losses of $360 million in the third quarter of 2007 compared to derivative gains of $384 million in the third quarter of 2006. The derivative change reflects both the realized effects of closed derivative positions as well as unrealized effects as a result of marking open derivative positions to market. Most derivatives have an underlying physical commodity transaction; however, the income effect related to the derivatives and the income effect related to the underlying physical transactions may not necessarily be recognized in net income in the same period because Marathon does not attempt to qualify these commodity derivatives for hedge accounting.

Crude oil refined averaged 1,042,000 bpd during the third quarter of 2007, 11,000 bpd higher than the average for the same period of 2006. Total refinery throughputs were 1,241,000 bpd for the third quarter of 2007 compared to 1,249,000 bpd during the third quarter of 2006. This reduction was primarily due to the planned turnarounds under way at the end of the third quarter of 2007 at the Company’s Catlettsburg, Ky. and St. Paul Park, Minn. refineries.

Speedway SuperAmerica’s (SSA) gasoline and distillate gross margin averaged 11.03 cents per gallon during the third quarter of 2007, down from the 14.10 cents per gallon realized in the third quarter of 2006. SSA increased same store merchandise sales by 2.6 percent over the same quarter last year.

	3rd Quarter Ended September 30
	2007	2006
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,042	1,031
Other Charge and Blend Stocks (mbpd)	199	218
Total Refinery Inputs (mbpd)	1,241	1,249
Refined Product Sales Volumes (mbpd)	1,440	1,434
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.1717	$0.3271

As announced yesterday, Marathon has approved the projected $1.9 billion expansion and heavy oil upgrading project at the Company’s Detroit, Mich., refinery. This project will enable the refinery to process additional heavy, sour crude oils, including Canadian bitumen blends, and will increase its crude oil refining capacity by about 15 percent, adding over 400,000 gallons per day of clean transportation fuels to the marketplace. The project is subject to obtaining necessary environmental permits and is scheduled to be completed in late 2010.

Progress continued on the projected $3.2 billion Garyville, La., refinery expansion, which will increase the refinery’s 245,000 bpd crude oil refining capacity to 425,000 bpd. When completed in late 2009, this expansion will enable the refinery to provide an additional 7.5 million gallons of clean transportation fuels to the market each day.

On October 22, 2007, Marathon acquired a 35.09 percent interest in The Andersons Clymers Ethanol LLC, with operations located in Clymers, Ind. The Clymers facility is a 110-million-gallon-per-year ethanol plant that began production in May 2007. With this acquisition, Marathon further enhances its strategic ethanol production partnership with The Andersons, Inc. by participating in two facilities, including the Greenville, Ohio facility that is under construction and on target to be operational in the first quarter of 2008.

Marathon continued its investment in supply and transportation infrastructure when it recently reached agreement to purchase four terminals in Ohio from CITGO Petroleum Corporation and an ownership interest in the Inland Corporation pipeline from CITGO Pipeline Investment Company. The acquisition will increase Marathon’s flexibility in supplying transportation fuels to the Midwest. The transaction is expected to close by the end of the first quarter of 2008, pending completion of various pre-closing activities. Terms of the transaction were not disclosed.

Integrated Gas

Integrated gas segment income was $52 million in the third quarter of 2007, compared to a loss of $2 million in the third quarter of 2006. The increase was largely due to the fact that the third quarter of 2007 was the first full quarter of operations for the Train 1 LNG production facility in Equatorial Guinea. In addition, income from the Company’s equity method investment in Atlantic Methanol Production Company LLC (AMPCO) increased relative to the third quarter of 2006 when the plant was idle for a portion of that quarter.

	3rd Quarter Ended September 30
	2007	2006
Key Integrated Gas Statistics
Net Sales
LNG (metric tonnes per day)	6,137	1,001
Methanol (metric tonnes per day)	1,421	613

The Train 1 LNG production facility in Equatorial Guinea, in which Marathon holds a 60 percent interest, delivered its first cargo on May 24, 2007, and produced LNG at a rate of 93 percent of design capacity during the third quarter. Following the detection of a minor isolated leak, the facility was shut down on Oct. 4, 2007. Warranty repairs have commenced and LNG production is expected to resume between mid-November and early December 2007.

Marathon continues to invest in the development of new technologies to create value and supply new energy sources. The Company expended approximately $12 million on a pretax basis during the third quarter of 2007 on gas commercialization technologies, including the construction of a demonstration plant to further develop its proprietary Gas-To-FuelsTM technology.

Corporate

Following the approval by the Canadian government and Western Oil Sands Inc. (Western) shareholders, Marathon completed the acquisition of Western on Oct. 18, 2007, through a cash and securities transaction of approximately $5.8 billion, plus approximately $1.1 billion of outstanding debt, for a total transaction value of $6.9 billion. Under the terms of the agreement, Western shareholders received CDN$3.8 billion in cash (US$3.9 billion) and shares of Marathon common stock or securities exchangeable for Marathon common stock aggregating to 34.3 million shares valued at $1.9 billion.

Marathon has gained access to the oil sands in more than 300,000 gross acres, of which over 200,000 acres are expected to be developed by mining through the Athabasca Oil Sands Project (AOSP) in which Marathon acquired a 20 percent interest. Commencing with the completion of the acquisition on Oct. 18, 2007, the Company estimates its net share of production from the AOSP mining operation will be 31,000 bpd of mined bitumen for the remainder of 2007. For the full year 2007, annualized production is expected to be 6,000 bpd of mined bitumen. Marathon’s net share of AOSP mined production is expected to grow to more than 130,000 net bpd by 2020, through five additional planned expansions. Marathon’s net resource from the base AOSP mine and the five expansions is estimated to be 1.5 billion barrels of mined bitumen with an additional 500 million barrels of resource expected to be recovered from other mining expansions on this acreage. Marathon also took ownership in both operated and non-operated in-situ leases. The Company gained a 60 percent interest and operatorship in a 26,000 gross acre project along with a 20 percent working interest in 75,000 gross acres in the outside-operated Ells River project. Collectively, these in-situ leases will add an estimated 600 million barrels of net resource.

Marathon’s oil sands mining operations will be reported as a separate segment and its in-situ oil activities will be included in the Exploration and Production segment beginning in the fourth quarter of 2007.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the third quarter of 2007, the non-cash after-tax mark-to-market loss was $62 million on these two long-term natural gas sales contracts related to Marathon’s North Sea Brae natural gas production. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

Marathon entered foreign currency derivative instruments to limit the Company’s exposure to changes in the Canadian dollar exchange rate related to the cash portion of the Western purchase price. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the third quarter of 2007, the non-cash after-tax unrealized gains on these derivative instruments totaled $74 million and have been excluded from net income adjusted for special items. These derivative instruments were settled during the fourth quarter of 2007 in connection with the closing of the Western acquisition, and an additional after-tax gain of $38 million will be recognized in the fourth quarter as a special item.

In the third quarter of 2007, Marathon extinguished $61 million of its outstanding debt at a premium and recognized a $7 million after-tax loss. This loss has been excluded from net income adjusted for special items.

The Company will conduct a conference call and webcast today, Nov. 1, 2007, at 2:00 p.m. EDT during which it will discuss third quarter 2007 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com. Replays of the webcast will be available through Nov. 15, 2007. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/_in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.

“Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production and sales, the Alvheim/Vilje development, the Neptune development, potential developments in Angola, anticipated future exploratory and development drilling activity, the expected operational date of an ethanol facility, the Garyville refinery expansion project, the Detroit heavy oil upgrading project, the acquisition of four terminals and an interest in a pipeline, the anticipated operational date of the LNG facility, production of mined bitumen, and net resource of bitumen and potential in-situ resource. Some factors that could potentially affect the timing and levels of  liquid hydrocarbon and natural gas production and sales, the Alvheim/Vilje development, the Neptune development, potential developments in Angola, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Except for the Alvheim/Vilje and Neptune developments, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Factors that could affect the ethanol plant construction and the Garyville and Detroit expansion projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The acquisition of four terminals and an interest in a pipeline are subject to customary closing conditions and may be affected by the inability or delay in obtaining necessary regulatory approvals and other operating and economic considerations. The anticipated operational date of the LNG facility is based on certain factors, including equipment availability and customs approval. The forward-looking information with respect to net resource of bitumen and potential in-situ resource is based on certain assumptions including, among others, presently known physical data, economic recoverability and other operating considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. SEC regulations classify “mined bitumen” as mining-related and not part of conventional oil and natural gas reserves. Marathon Oil Corporation uses certain terms in this press release, such as “net resource,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from the Company at 5555 San Felipe Road, Houston, Texas 77056 and the Company’s Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Media Relations Contacts:	Lee Warren	713-296-4103
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140
	Michol Ecklund	713-296-3919

Condensed Consolidated Statements of Income (Unaudited)

	3rd Quarter Ended September 30		Nine Months Ended September 30
(In millions, except per share data)	2007	2006	2007	2006

Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$16,345	$15,837	$45,096	$44,699
Revenues from matching buy/sell transactions	2	237	125	5,249
Sales to related parties	415	418	1,146	1,141
Income from equity method investments	170	109	394	298
Net gains on disposal of assets	2	12	20	28
Other income	20	21	62	48
Total revenues and other income	16,954	16,634	46,843	51,463

Costs and Expenses:
Cost of revenues (excludes items below)	12,994	11,260	34,291	32,647
Purchases related to matching buy/sell transactions	2	222	147	5,205
Purchases from related parties	59	61	160	159
Consumer excise taxes	1,352	1,297	3,856	3,739
Depreciation, depletion and amortization	409	361	1,198	1,130
Selling, general and administrative expenses	336	300	950	895
Other taxes	95	92	286	280
Exploration expenses	88	97	264	234
Total costs and expenses	15,335	13,690	41,152	44,289

Income from Operations	1,619	2,944	5,691	7,174

Net interest and other financing costs (income)	(19)	(7)	(58)	7
Gain on foreign currency derivative instruments	(120)	—	(120)	—
Loss on early extinguishment of debt	11	—	14	—
Minority interests in loss of Equatorial Guinea LNG Holdings Limited	—	(2)	(3)	(7)

Income from Continuing Operations before Income Taxes	1,747	2,953	5,858	7,174
Provision for income taxes	726	1,330	2,578	3,296

Income from Continuing Operations	1,021	1,623	3,280	3,878
Discontinued operations	—	—	8	277

Net Income	$1,021	$1,623	$3,288	$4,155

Income from Continuing Operations
Per share - basic	$1.50	$2.28	$4.80	$5.38
Per share – diluted	$1.49	$2.26	$4.76	$5.33

Net Income
Per share - basic	$1.50	$2.28	$4.81	$5.76
Per share – diluted	$1.49	$2.26	$4.77	$5.71

Dividends paid per share	$0.24	$0.20	$0.68	$0.56

Weighted average shares
Basic	680	713	684	721
Diluted	685	719	689	728

Selected Notes to Financial Statements (Unaudited)

1.              Equatorial Guinea LNG Holdings Limited (EGHoldings), in which Marathon holds a 60 percent interest, was formed for the purpose of constructing and operating an LNG production facility. During facility construction, EGHoldings was a variable interest entity (VIE) that was consolidated by Marathon because Marathon was its primary beneficiary. Once the LNG production facility commenced its primary operations and began to generate revenue in May 2007, EGHoldings was no longer a VIE. Effective May 1, 2007, Marathon no longer consolidates EGHoldings, despite the fact that the Company holds majority ownership, because the minority shareholders have rights limiting Marathon’s ability to exercise control over the entity. Marathon’s investment is accounted for prospectively using the equity method of accounting.

2.              On April 25, 2007, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. Common share and per share information for all periods presented in the condensed consolidated statements of income has been restated to reflect the stock split.

Preliminary Supplemental Statistics (Unaudited)

	3rd Quarter Ended September 30		Nine Months Ended September 30
(In millions)	2007	2006	2007	2006

Segment Income
Exploration & Production
United States	$147	$218	$470	$706
International	332	354	794	990
Total E&P	479	572	1,264	1,696
Refining, Marketing & Transportation	482	1,026	2,073	2,262
Integrated Gas	52	(2)	83	23
Segment Income	1,013	1,596	3,420	3,981
Items not allocated to segments, net of taxes:
Corporate and other unallocated items	3	(52)	(149)	(217)
Gain (loss) on long-term U.K. natural gas contracts	(62)	58	(56)	93
Gain on foreign currency derivative instruments	74	—	74	—
Loss on early extinguishment of debt	(7)	—	(9)	—
U.K. tax legislation	—	21	—	21
Discontinued operations	—	—	8	277
Net Income	$1,021	$1,623	$3,288	$4,155
Capital Expenditures
Exploration & Production	$582	$795	$1,623	$1,616
Refining, Marketing & Transportation	430	223	981	527
Integrated Gas(a)	2	72	93	236
Discontinued Operations	—	—	—	45
Corporate	12	7	28	26
Total	$1,026	$1,097	$2,725	$2,450
Exploration Expenses
United States	$53	$40	$137	$109
International	35	57	127	125
Total	$88	$97	$264	$234

(a)     Through April 2007, includes Equatorial Guinea LNG Holdings (EGHoldings) at 100 percent. Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EGHoldings is accounted for prospectively using the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

	3rd Quarter Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	63	72	66	77

Europe	33	29	33	35
Africa	103	141	100	116
Total International	136	170	133	151
Worldwide Continuing Operations	199	242	199	228
Discontinued Operations	—	—	—	16
Worldwide	199	242	199	244

Net Natural Gas Sales (mmcfd)(b)(c)
United States	464	522	478	536

Europe	195	141	206	237
Africa	372	56	221	65
Total International	567	197	427	302
Worldwide	1,031	719	905	838

Net Sales from Continuing Operations (mboepd)	371	362	350	368
Net Sales from Discontinued Operations (mboepd)	—	—	—	16
Total Sales (mboepd)	371	362	350	384

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$63.53	$60.37	$55.83	$56.38

Europe	73.19	66.19	63.80	65.64
Africa	69.48	63.64	60.57	61.71
Total International	70.37	64.07	61.37	62.63
Worldwide Continuing Operations	68.21	62.96	59.54	60.51
Discontinued Operations	—	—	—	38.38
Worldwide	68.21	62.96	59.54	59.02

Natural Gas (per mcf)
United States	$5.14	$5.62	$5.74	$5.89

Europe	6.47	5.65	5.95	6.83
Africa	0.25	0.24	0.25	0.25
Total International	2.38	4.10	3.01	5.41
Worldwide	3.63	5.21	4.45	5.72

(b)    Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(c)     Includes natural gas acquired for injection and subsequent resale of 51 mmcfd and 36 mmcfd for the third quarters of 2007 and 2006, and 49 mmcfd and 45 mmcfd for the first nine months of 2007 and 2006.

(d)    Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

	3rd Quarter Ended September 30		Nine Months Ended September 30
(Dollars in millions, except as noted)	2007	2006	2007	2006

RM&T Operating Statistics

Refinery Runs (mbpd)
Crude Oil Refined	1,042	1,031	1,028	989
Other Charge and Blend Stocks	199	218	211	225
Total	1,241	1,249	1,239	1,214
Refined Product Yields (mbpd)
Gasoline	646	655	649	655
Distillates	358	336	352	316
Propane	24	24	24	23
Feedstocks and Special Products	111	121	118	118
Heavy Fuel Oil	27	21	25	23
Asphalt	93	106	87	94
Total	1,259	1,263	1,255	1,229
Refined Products Sales Volumes (mbpd)(e) (f)	1,440	1,434	1,403	1,437
Matching buy/sell volumes included in above (f)	—	2	—	32
Refining and Wholesale Marketing Gross Margin(g)(h)	$0.1717	$0.3271	$0.2317	$0.2478
Speedway SuperAmerica LLC
Retail Outlets	1,637	1,635	—	—
Gasoline and Distillate Sales(i)	892	867	2,520	2,459
Gasoline and Distillate Gross Margin(g)	$0.1103	$0.1410	$0.1115	$0.1168
Merchandise Sales	$752	$729	$2,110	$2,029
Merchandise Gross Margin	$191	$178	$533	$497

Integrated Gas Operating Statistics
Net Sales
LNG (metric tonnes per day)	6,137	1,001	3,117	1,068
Methanol (metric tonnes per day)	1,421	613	1,285	938

(e)     Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(f)       As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices.

(g)    Per gallon.

(h)    Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices.

(i)        Millions of gallons.